Exhibit T3E

EXCHANGE AGREEMENT

This Agreement (this “Agreement”) is entered into as of                              , 2012 by and between Headwaters Incorporated, a Delaware corporation (the “Company”), and [                                  ], a [•] (the “Holder”), as the lawful owner of $                                 aggregate principal amount (the “Old Notes”) of the Company’s 2.50% Convertible Senior Subordinated Notes due 2014 (CUSIP 42210PAE2 or 42210PAD4) (the “Outstanding Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the indenture relating to the Outstanding Notes.

RECITALS

The Company has determined that it is in the best interests of the Company to exchange the Holder’s Old Notes for new              % Convertible Senior Subordinated Notes due 2016, of the Company (CUSIP 42210PAR3) (the “New Notes”) having terms as set forth in Exhibit A-1 that are substantially similar to the terms of the Outstanding Notes except as set forth in Exhibit A-2 hereto, in an amount (the “New Note Amount”) equal to the principal amount of the Old Notes and to cancel the Holder’s Old Notes in accordance with the terms hereof (the “Exchange”);

A.            The New Notes shall be issued pursuant to an Indenture, to be dated as of the Closing Date (as defined below), between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”), such Indenture to be in substantially the form of Exhibit C; and

B.            The Holder wishes to exchange the Old Notes for New Notes on the terms and subject to the conditions described herein.

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.             Exchange of the Old Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, on the Closing Date (as defined below), the Holder shall deliver to Wilmington Trust FSB, as trustee for the Outstanding Notes, such of the Holder’s Old Notes duly and validly endorsed for transfer and assignment to the Company or its order (in a form satisfactory to the Company) in exchange for (i) New Notes having an aggregate principal amount equal to the New Note Amount in accordance with the terms hereof, and (ii) such other consideration as may be listed on Schedule I hereto. Delivery of Old Notes by the Holder shall be by book-entry transfer through the facilities of the Depository Trust Company (“DTC”) as set forth in Exhibit B hereto.

2.             Issuance of New Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, the Company shall cause the Trustee to credit the DTC account(s) as set forth in Exhibit B hereto (or such other DTC account as the Holder may in writing direct) with New Notes having an aggregate principal amount equal to the New Note Amount against delivery to the Company of the Holder’s Old Notes set forth in Section 1 above.

3.             Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. Eastern Standard Time or such other times as the parties agree upon, on the second business day or such other date as the parties agree upon after the last of the conditions to Closing set forth in Section 6 and Section 7 herein (other than conditions that by their terms can only be satisfied on the Closing Date) have been satisfied or waived by the party entitled to waive the same or on any such other date as to which the parties mutually agree in writing (the “Closing Date”).

4.             Representations and Warranties of the Company.

a.             Authorization; Issuance; Enforcement. (i) The Company has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the New Notes in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, without limitation, the execution of the Indenture, issuance of the New Notes with respect thereto, and the issuance of shares of the Company’s common stock upon conversion of the New Notes) have been duly authorized by all necessary corporate action on the part of the Company, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

b.             Form T-3. An application on Form T-3 under the Trust Indenture Act of 1933 (the “Trust Indenture Act”), relating to the Indenture (the “Form T-3”) has been filed with the Securities and Exchange Commission (the “SEC”).

c.             New Note Indenture.  Following declaration of effectiveness of the Form T-3 by the SEC, the Indenture shall be duly and validly qualified under the Trust Indenture Act, and substantially in the form of Exhibit C hereto.

d.             Compliance with Securities Laws. The transactions contemplated hereby do not contravene any applicable securities laws and the rules and regulations promulgated thereunder, including Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

e.             No Default. To the knowledge of the Company, no Event of Default (as defined in the Indenture for the Outstanding Notes) is continuing as of the date hereof.

f.             Due Incorporation. The Company is a company duly organized and is existing in good standing under the laws of the State of Delaware.

g.             Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or the Bylaws of the Company or (ii) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, except with respect to clauses (ii) or (iii) for any defaults, accelerations, terminations, amendments, cancellations or violations, that will not have a material adverse effect on the financial condition or business of the Company and its consolidated subsidiaries, considered as a whole.

h.             SEC Filings. The Company’s Annual Report on Form 10-K most recently filed with the SEC and all subsequent reports (collectively, the “Company Reports”) which have been filed by the Company with the SEC pursuant to Section 13(a) under the Exchange Act, when filed, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.             Representations and Warranties of the Holder.

a.             Title to Old Notes. The Holder has valid, legal and marketable title to the Old Notes and to all of the rights afforded thereunder, free and clear of any and all liens or adverse claims whatsoever. As of the Closing Date, the Holder shall not have assigned, conveyed or transferred any interest whatsoever (contingent or otherwise) in the Old Notes. Upon delivery of the Old Notes by the Holder to the Company, the Company will acquire valid, legal and marketable title to the Old Notes free and clear of any and all liens or adverse claims whatsoever.

b.             Affiliate and Open Market Purchases. Either (A) the Holder did not directly or indirectly acquire the Old Notes from the Company, or from an Affiliate of the Company, in a transaction or chain of transactions not involving any public offering; or (B) both (i) the Holder is not (and, during the three months preceding the date hereof, has not been), and the Holder will not be on the Closing Date (and, during the three months preceding the Closing Date, will not have been) a “person” (as defined in Rule 144(a)(2) under the Securities Act) who is an Affiliate of the Company; and (ii) a period (calculated in accordance with Rule 144(d) under the Securities Act) of least one (1) year has elapsed on the date hereof, and will have elapsed on the Closing Date, in each case since the later of the date the Old Notes were acquired from the Company or from an Affiliate of the Company and the full purchase price or other consideration for the Old Notes was paid or given. As used herein. “Affiliate” has the meaning ascribed to it in Rule 144(a)(1) and (2) under the Securities Act.

c.             Authorization; Enforcement. The Holder has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate or other action on the part of the Holder. This Agreement has been duly executed and delivered on behalf of the Holder, and constitutes the legal, valid and binding agreement of the Holder, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

d.             Information. The Holder acknowledges that the Holder has received and reviewed the information set forth in Exhibit A-1 and Exhibit A-2 hereto (Summary of New Notes, The Exchange, Summary of Material Differences Between the Outstanding Notes and the New Notes, Risk Factors and Certain Material U.S. Federal Income Tax Considerations of the Exchange Offer), Exhibit C hereto (Form of Indenture for New Notes), and the Company Reports.

e.             Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the New Notes or the Exchange.

f.             Investment Considerations. The Holder is in the business of acquiring, disposing of and holding securities, whether as principal or agent. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the New Notes. The Holder is able to bear the economic risk of its investment in the New Notes and is presently able to afford the complete loss of such investment and it has been afforded access to information about the Company and its financial condition, results of operations, business, property and management sufficient to enable the Holder to evaluate its investment in the New Notes. The Holder acknowledges it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the New Notes. The Holder further acknowledges that it has not relied on the Company of its representatives for any tax advice related to the Exchange and that it has consulted with its own tax advisor with respect to the application of the United States Federal income tax laws to its particular situation as well as any tax consequences of the Exchange and the ownership and disposition of the New Notes and the common stock underlying such New Notes.

g.             No Registration. The Holder understands the New Notes have not been and will not be registered under the Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration pursuant to Section 3(a)(9) of the Securities Act and, as such, the New Notes will be subject to any transfer restrictions applicable to the Old Notes. The Holder has not acted on behalf of the Company.

h.             No Solicitation. The Holder was not solicited by anyone on behalf of the Company (other than employees of the Company) to enter into this transaction, and it has not solicited any other holder of the Company’s Outstanding Notes to participate in a similar transaction.

i.              No Other Representation. The Holder has not relied upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, other than as set out herein.

6.             Conditions to the Company’s Obligations. The obligations of the Company hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that, other than with respect to paragraph (e) below, these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a.             Delivery of Certificates Representing the Old Notes. The Holder shall have duly and validly transferred and assigned the Old Notes to the Company or its order.

b.             Representations and Warranties. The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

c.             No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

d.             Necessary Filings. The Company shall have made all filings under all applicable federal or state securities laws necessary to consummate the issuance of the New Notes pursuant to this Agreement in compliance with such laws and shall have obtained all authorizations, approvals and permits necessary to consummate the transactions contemplated hereby, and such authorizations, approvals and permits shall be effective as of the Closing Date.

e.             Effectiveness of Form T-3. The Form T-3 shall have been declared effective by the SEC and the Indenture shall be qualified under the Trust Indenture Act.

7.             Conditions to the Holder’s Obligations. The obligations of the Holder hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that, other than with respect to paragraph (c) below, these conditions are for the Holder’s sole benefit and may be waived by Holder at any time in its sole discretion:

a.             Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time.

b.             No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

c.             Effectiveness of Form T-3. The Form T-3 shall be declared effective by the SEC and the Indenture shall have been qualified under the Trust Indenture Act.

8.             Miscellaneous.

a.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York applicable to agreements made and to be performed in New York (without regard to principles of conflict of laws). Both parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

b.             Counterparts, Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

c.             Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d.             Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

e.             Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties.

f.             Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective upon receipt, if delivered by mail, by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Headwaters Incorporated
10653 South River Front Parkway
South Jordan, UT 84095
Facsimile: (801) 984-9430
Attention: General Counsel
Email:  hhatfield@headwaters.com

If to the Holder, the address as set forth on the signature page herein.

Each party shall provide notice to the other party of any change in address.

g.             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

h.             Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i.              Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.              No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Company and the Holder have caused this Agreement to be duly executed as of the date first above written.

Headwaters Incorporated

By:

Name:

Title:

[HOLDER]

By:

Name:

Title:

The address for any communications to the Holder pursuant to Section 8(f) herein shall be:

Address:

Facsimile:

Attention:

Email:

Telephone:

SCHEDULE 1

Terms of Exchange

Principal amount of Old Notes to be exchanged: $

Interest(1)

[Additional cash: $           per $1,000 principal amount of Old Notes]

Cash amounts shall be payable to the Holder on or promptly after the Closing Date in accordance with the wire instructions of the Holder set forth in Exhibit B hereto.

(1)   The Company shall pay accrued and unpaid interest on the Old Notes to be exchanged from and including the prior interest payment date to, but excluding, the Closing Date.  If the Closing Date is between a record date and an interest payment date for the Old Notes, instead of paying accrued and unpaid interest on the Old Notes to be exchanged, the Company shall make the regular interest payment on the applicable interest payment date to the record holder on the record date and shall net from the amount of total additional cash to be paid on the Closing Date the interest that would have accrued with respect to the number of days from and including the Closing Date to, but excluding, the applicable interest payment date.

EXHIBIT A-1
SUMMARY OF THE NEW NOTES

          % Convertible Senior Subordinated Notes due 2016

We have summarized the terms of the New Notes in this section. References in this disclosure statement to “Headwaters”, “we”, “our”, “us”, “the company” and “our company” refer to Headwaters Incorporated and our subsidiaries.

Issuer	Headwaters Incorporated

New Notes

Up to $[      ] million in aggregate principal amount of        % Convertible Senior Subordinated Notes due 2016. While the maximum aggregate principal amount of New Notes to be issued in connection with the exchange described in this Exchange Agreement is as set forth in Schedule 1, the terms of the indenture under which the New Notes will be issued allow us to issue up to a total of $[      ] million in aggregate principal amount of New Notes.

Maturity Date	February 1, 2016.

Interest	% per annum, payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2012.

Conversion Rights

You may convert the New Notes prior to the close of business on the business day immediately preceding December 1, 2015, in multiples of $1,000 principal amount, at your option only under the following circumstances:

•                  during any fiscal quarter if the last reported sale price of our common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•                  during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per New Note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•                  upon the occurrence of specified corporate transactions.

On and after December 1, 2015 to (and including) the close of business on the third business day immediately preceding the maturity date, you may convert the New Notes, in multiples of $1,000 principal amount, at your option regardless of the foregoing circumstances.

The conversion rate for the New Notes is 33.9236 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $29.48 per share), subject to adjustments.

Upon conversion, we will pay cash up to the principal amount of

Exhibit A-1-1

the New Notes converted and shares of our common stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 20 trading-day observation period.

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its New Notes in connection with such a corporate transaction upon conversion in certain circumstances.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a New Note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Fundamental Change

If we undergo a “fundamental change,” subject to certain conditions, you will have the option to require us to purchase all or any portion of your New Notes for cash. The fundamental change purchase price will be 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

If you elect to convert your New Notes upon certain fundamental changes, the conversion rate will be increased by an additional number of shares of common stock. Such additional number of shares of common stock is based on the closing price of Headwaters’ common stock on the effective date of the proposed exchange. Attached as Annex 1 hereto is table that calculates the additional number of shares by which the conversion rate will be increased.

Ranking

The New Notes will be our direct, unsecured, senior subordinated obligations and will rank junior in right of payment to all of our existing and future senior debt, equal in priority with any of our future unsecured, senior subordinated debt and senior in right of payment to any unsecured subordinated debt that we may incur in the future. The New Notes will be effectively junior to our subsidiaries’ debt and other liabilities, including trade payables.

The New Notes will rank pari passu with our Old Notes.

The indenture under which the New Notes will be issued will not restrict our ability to incur senior indebtedness or other indebtedness, nor will it restrict the ability of our subsidiaries to incur indebtedness.

No Financial Covenants

Neither we nor any of our subsidiaries will be subject to any financial covenants under the Indenture governing the New Notes. In addition, neither we nor any of our subsidiaries will be restricted under the Indenture governing the New Notes from paying dividends, incurring debt or issuing or repurchasing our securities.

Exhibit A-1-2

Events of Default

The following will be events of default under the indenture governing the New Notes:

•                  default in any payment of interest on any New Note when due and payable and the default continues for a period of 30 days;

•                  default in the payment of principal of any New Note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

•                  failure by us to comply with its obligation to convert the New Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

•                  failure by us to give a fundamental change notice or other notice required for specified corporate transactions, in each case when due;

•                  failure by us to comply with our obligations under the indenture with respect to any consolidation or merger of the company or sale of all or substantially all of our assets;

•                  failure by us for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the New Notes then outstanding has been received to comply with any of our other agreements contained in the New Notes or Indenture;

•                  a failure to pay when due at maturity or a default by the company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness for money borrowed in excess of $25 million in the aggregate of the company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), unless such failure is cured or such acceleration is rescinded, stayed or annulled within 10 days after receipt by the Company of written notice of default is given to the company from the trustee or the holders of at least 25% in principal amount of the New Notes then outstanding;

•                  certain events of bankruptcy, insolvency, or reorganization of the company or significant subsidiaries; and

•                  a final judgment for the payment of $10 million or more (excluding any amounts covered by insurance) rendered against the company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

CUSIP Number	42210PAR3

Exhibit A-1-3

EXHIBIT A-2

[THE EXCHANGE , SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING NOTES AND THE NEW NOTES, RISK FACTORS AND CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER]

Exhibit A-2-1

THE EXCHANGE

We may issue up to $[      ] million aggregate principal amount of      % Convertible Senior Subordinated Notes due 2016 (the “New Notes”) in one or more privately negotiated exchange transactions (collectively, the “Exchanges”) with holders of our outstanding 2.50% Convertible Senior subordinated Notes due 2014 (the “Outstanding Notes”). The New Notes will be issued under an indenture, to be entered into upon the consummation of the Exchanges, by and among us, Wells Fargo Bank, National Association, as trustee, (the “Indenture”). As used herein, the “Company, “we,” “us, or “our,” refers, unless the context requires otherwise, to Headwaters Incorporated, as the issuer of the New Notes offered hereby.

We have filed with the Securities and Exchange Commission (“SEC”) our application on Form T-3 for qualification of the Indenture under the Trust Indenture Act of 1939. The form of Indenture has been filed as an exhibit to Form T-3. No Exchanges will occur, and no New Notes will be issued, before the Indenture has been qualified.

We have not authorized anyone to provide you with any information or to make any representation not contained in this document or referred to herein. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This document may only be used where it is legal to offer or sell the New Notes. The information in this document may only be accurate as of its date.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to exempt the Exchanges from the registration requirements of the Securities Act. We are also relying on the provisions of Section 18(b) of the Securities Act to exempt the Exchanges from state securities law registration and qualification requirements. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Notes or any shares of common stock that may become issuable upon conversion of the New Notes.

In making a decision in connection with an Exchange, noteholders must rely on their own examination of us and the terms of an Exchange, including the merits and risks involved. Noteholders should not construe the contents of this document as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning an Exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      , 2012

Exhibit A-2-2

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING NOTES AND THE NEW NOTES

Set forth below is a summary of the material differences between the Outstanding Notes and the New Notes. Except as set forth below, the New Notes will have the same terms as the Outstanding Notes with respect to conversion, ranking and repurchase at option of holder upon designated events. Please consult the Indenture for a complete description of the New Notes.

	Outstanding Notes	New Notes
Maturity Date	February 1, 2014	February 1, 2016

Interest Rate	2.50% per annum	% per annum

Right to Convert	Prior to December 1, 2013, the notes are convertible only upon the occurrence of certain specified events. After December 1, 2013, the notes are convertible at any time.	Prior to December 1, 2015, the notes are convertible only upon the occurrence of certain specified events. After December 1, 2015, the notes are convertible at any time.

Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change

If you elect to convert your Old Notes upon certain fundamental changes, the conversion rate will be increased by an additional number of shares of common stock. The number of additional shares by which the conversion rate will be increased will be determined by reference to the table attached as Schedule A to the Indenture for the Old Notes.

If you elect to convert your New Notes upon certain fundamental changes, the conversion rate will be increased by an additional number of shares of common stock. Such additional number of shares of common stock is based on the closing price of Headwaters’ common stock on the effective date of the proposed exchange. Attached as Annex 1 hereto is table that calculates the additional number of shares by which the conversion rate will be increased.

The Outstanding Notes were originally issued pursuant to an exemption from registration under Rule 144A under the Securities Act with registration rights. The Outstanding Notes (other than Outstanding Notes held by affiliates of the Company) have become freely tradable under Rule 144 under the Securities Act and because the New Notes will have the same holding periods as the Outstanding Notes, the New Notes (other than any to be issued to affiliates of the Company) will be freely tradable as well pursuant to Section 3(a)(9) of the Securities Act.

Exhibit A-2-3

RISK FACTORS

You should carefully consider the risks and uncertainties described below and in our reports filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before exchanging Outstanding Notes for the New Notes. In particular, we refer you to the disclosure regarding certain risk factors applicable to us and our business in our Annual Report on Form 10-K for the year ended September 30, 2011 and our Quarterly Reports on Form 10-Q filed after that date.

Risks related to the Exchange

If an active trading market for the New Notes does not develop, then the market price of the New Notes may decline or you may not be able to sell your New Notes.

We do not intend to list the New Notes on any securities exchange. If the New Notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of our common stock, the performance of our business and other factors. We do not know whether an active trading market will develop for the New Notes. To the extent that an active trading market does not develop, you may not be able to resell the New Notes or may only be able to sell them at a substantial discount.

The consummation of the Exchange may be delayed or may not occur.

Consummation of the Exchange will be subject to the satisfaction of certain conditions, including that the Indenture is qualified under the Trust Indenture Act. Even if an exchange agreement is executed, the closing of the Exchange may be delayed for a significant period of time. Accordingly, you may have to wait longer than expected to receive New Notes in the Exchange, during which time you will not be able to effect transfers of your Outstanding Notes subject to the exchange agreement.

The consideration to be received in the Exchange Offer does not reflect any fairness valuation.

Our board of directors has made no determination that the consideration to be received in the Exchange represents a fair valuation of either the Outstanding Notes or the New Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Outstanding Notes.

Any obligations we have that mature prior to February 1, 2016 will be paid before the optional redemption date of the New Notes.

We have outstanding indebtedness, and may incur additional indebtedness from time to time, that is or may become due prior to the optional redemption date of the New Notes. In particular, the Outstanding Notes mature on February 1, 2014, and the holders of our 16% convertible senior subordinated notes can require us to repurchase their notes on June 1, 2012, prior to the optional redemption date of the New Notes.

The Outstanding Notes and other series of our convertible senior subordinated notes will be convertible at the option of the holder prior to the time the New Notes become convertible.

Except in limited cases, the New Notes are not convertible prior to February 1, 2016. The Outstanding Notes and other series of our convertible senior subordinated notes will become convertible prior to that date.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If certain fundamental changes occur prior to February 1, 2016, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction. The adjustment to the conversion

Exhibit A-2-4

rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than [$75.00] per share or less than [$10.00] per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

Moreover, in no event will the total number of shares of common stock issuable upon conversion exceed [       ] per $1,000 principal amount of notes, subject to adjustment. The enforceability of our obligation to deliver the additional shares upon a fundamental change could be subject to general principles of reasonableness of economic remedies.

There is no condition that a minimum principal amount of Outstanding Notes be exchanged.

We may issue up to $[     ] million aggregate principal amount of New Notes in exchange for Outstanding Notes; however, there is no assurance that we will successfully negotiate or consummate Exchanges with any other holders of Outstanding Notes. If we do not issue New Notes in Exchanges with holders other than you, there may be no trading market for the New Notes.

You should consider the United States federal income tax consequences of exchanging your Old Notes for New Notes in the exchange.

You are urged to consult your tax advisor regarding the tax consequences of participating in the Exchange of Old Notes for New Notes and the ownership of New Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary does not address all of the U.S. federal income tax consequences that may be relevant to holders, nor does it address specific tax consequences that may be relevant to particular holders that are subject to special tax rules (including, for example, banks or financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, dealers in securities or currencies, traders who elect to mark to market their securities, partnerships and other pass-through entities (and investors in such entities), “controlled foreign corporations,” “passive foreign investment companies,” U.S. expatriates, U.S. holders that have a functional currency other than the U.S. dollar, individuals who are present in the United States for more than 183 days in the taxable year of the Exchange, persons subject to the alternative minimum tax and persons in special situations, such as those who hold Outstanding Notes or New Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

U.S. Treasury Circular 230 Notice

The tax discussions contained in this Offer to Exchange were written for use in connection with the promotion or marketing of the transactions or matters addressed herein. These discussions were not intended or written to be used or relied upon, and cannot be used or relied upon, for the purpose of avoiding U.S. tax penalties. You should consult your own independent tax advisor in determining the tax consequences to you of participating in an Exchange or holding the notes or our common stock, including the application to your particular situation of the U.S. tax issues discussed, as well as the application of state, local, foreign or other tax laws.

U.S. Holders

The following is a summary of certain U.S. federal tax consequences of participating in an Exchange that generally will apply to you if you are a beneficial owner of Outstanding Notes or New Notes that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or (iii) any other person subject to U.S. net income taxation in respect of its investment in the Outstanding Notes (a “U.S. Holder”).

Exhibit A-2-5

An Exchange of Outstanding Notes for New Notes will be treated as a deemed exchange of the Outstanding Notes for New Notes for U.S. federal income tax purposes. In that case, the exchange of Outstanding Notes for New Notes will qualify as a recapitalization (provided, as we expect, the Outstanding Notes and New Notes constitute “securities” for U.S. federal income tax purposes), in which case generally you will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized, equal to the excess of the issue price of the New Notes (discussed below) and the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest) over your adjusted tax basis in the Outstanding Notes exchanged, or (ii) the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest). Such gain generally will be capital gain, except to the extent of market discount not previously included in income. Capital gain will be long-term capital gain if your holding period for the Outstanding Notes is more than one year at the time of the exchange. In addition, your holding period for the New Notes received will include your holding period for the Outstanding Notes exchanged, any market discount on the Outstanding Notes may be treated as market discount on the New Notes, and your initial tax basis in the New Notes will equal the adjusted tax basis of the Outstanding Notes immediately prior to the Exchange, decreased by the amount of cash received (excluding amounts attributable to accrued and unpaid interest) and increased by the amount of gain, if any, that you recognize in respect of the Exchange.

The issue price of a debt instrument received in an exchange depends upon whether either the debt instruments exchanged or the debt instruments received are “publicly traded” for U.S. federal income tax purposes. We believe that the Outstanding Notes are currently publicly traded and that the New Notes are likely to be publicly traded within the meaning of these rules, in which case the issue price of the New Notes will be their fair market value at the time of the Exchange.

Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated as ordinary income for U.S. federal income tax purposes.

The rules described above are complex, and their application will depend on the particular terms of any Exchange in which you participate and whether the Outstanding Notes or New Notes are publicly traded at that time. You should consult with your own tax advisor as to the consequences of any Exchange in which you participate, including the determination of whether the Exchange will be treated as a deemed exchange for U.S. federal income tax consequences, whether the Outstanding Notes and New Notes constitute “securities” for U.S. federal income tax purposes, the issue price of New Notes treated as issued in a deemed exchange, the consequences to you of an Exchange that is not treated as a deemed exchange for U.S. federal income tax purposes, and the tax treatment of owning or disposing of the New Notes or our common stock.

Non-U.S. Holders

If you are not a U.S. holder, any gain realized by you on the exchange of Outstanding Notes for New Notes generally will not be subject to U.S. federal income or withholding tax. Cash consideration received by you in an Exchange that is treated as a deemed exchange for U.S. federal income tax purposes should be treated as part of the amount realized in the Exchange and therefore should not be subject to U.S. federal income or withholding tax.

Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated in the same manner as described in the offering memorandum for the Outstanding Notes.

You should consult your tax advisor to determine the tax consequences to you of receiving cash consideration for participating in an Exchange, including in the event that the Exchange is not treated as a deemed exchange for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Unless you are an “exempt recipient” (generally, corporations and certain other persons who, when required, demonstrate their exempt status), you generally will be subject to information reporting with respect to the cash consideration received on the Exchange of Outstanding Notes for New Notes. You will also be subject to backup withholding on such amounts if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be

Exhibit A-2-6

credited against your regular U.S. federal income tax liability or refunded by the IRS. You should consult your tax advisor regarding the application of these rules.

Exhibit A-2-7

Annex 1

Adjustment to Shares Delivered Upon Conversion of New Notes Upon Certain Fundamental Changes

The following table sets forth the number of additional shares of common stock to be added to the conversion rate per $1,000 principal amount of New Notes.

The number of additional shares is based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a share exchange, consolidation or merger pursuant to which our common stock will be converted into cash, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth in Section 6.04 of the Indenture for the Old Notes.

Stock price
Effective date	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$55.00	$65.00	$75.00

May 1, 2012

February 1, 2013

February 1, 2014

February 1, 2015

February 1, 2016

The exact stock prices and effective dates may not be set forth in the table above, in which case:

(i)            If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

(ii)           If the stock price is greater than [$75.00] per share (subject to adjustment in the same manner as the conversion rate as set forth in Section 6.04 of the Indenture for the Old Notes), no additional shares will be added to the conversion rate.

(iii)          If the stock price is less than [$10.00] per share (subject to adjustment in the same manner as the conversion rate as set forth in Section 6.04 of the Indenture for the Old Notes), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed [       ] shares of common stock per $1,000 principal amount of New Notes, subject to adjustments in the same manner as the conversion rate as set forth in Section 6.04 of the indenture for the Old Notes.

Exhibit A-2-8

EXHIBIT B

[WIRE AND DTC DELIVERY INSTRUCTIONS BY HOLDER]

Delivery of Old Notes

Old Notes will be delivered via a DWAC withdrawal by the Holder:

[CUSIP# 42210PAE2/42210PAD4]

Par	$
DTC#
Name of Issue:	Headwaters Incorporated 2.50% Convertible Senior Subordinated Notes due 2014
FAST Transfer Agent #:

Issuance of New Notes

New Notes will be delivered via DTC from the following account of the Trustee:

CUSIP# 42210PAR3
Par	$
Institution
DTC#

To the following account of the Holder:

Par	$
Name of Bank/Broker:
DTC#
Account#
Account Name:

Wire Instructions for payments:

Bank Name
Bank Address:
ABA#
Account#
Account Name:
Ref

Exhibit B-1-1

EXHIBIT C

[FORM OF INDENTURE GOVERNING THE NEW NOTES]

Exhibit C-1-1